Exhibit 99.1

PULSE ELECTRONICS CORPORATION SCHEDULES
FOURTH QUARTER EARNINGS RELEASE AND CONFERENCE CALL

Affirms Its Fourth Quarter 2011 Outlook and Provides Update on Debt Refinancing Activities

SAN DIEGO—January 25, 2012— Pulse Electronics Corporation (NYSE: PULS), a leading provider of electronic components, today announced that it plans to report financial results for its fourth quarter on March 12, 2012 after the market closes. The company will host a conference call at 5 p.m. Eastern (2 p.m. Pacific) that day. This is consistent with the company’s amended governance practice of releasing financial results close to the date of filing of its related SEC reports. The company expects to file its annual report on Form 10-K with the Securities and Exchange Commission by March 14, 2012.

The company also reported that it expects its fourth quarter revenue and non-GAAP operating results to be consistent with the outlook provided in November 2011, subject to normal year-end audit and related activities currently in process.

Pulse also reported that it is continuing to review its options to further enhance its financial and operational flexibility and to continue to execute its strategic turnaround and growth plans. In particular, the company is in discussions with several financing sources regarding the refinancing of its existing senior revolving credit facility, which is due to mature on February 23, 2013. Subject to market and other conditions, the company expects to complete the refinancing in March.

The call may be accessed via telephone or the Internet. To access a live web cast of the call via the Internet, go to the “Investor Information” section of the company’s web site at www.pulseelectronics.com. The telephone dial-in number is 1-412-858-4600.

An archived version of the web cast will be available for two weeks on the company’s web site. A replay of the call will also be available for two weeks by calling 1-412-317-0088 and providing access code 10009528.

About Pulse Electronics Corporation

Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse Electronics has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production. The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, and MoCA. Visit the Pulse Electronics website at www.pulseelectronics.com.

Safe Harbor

This press release contains statements that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the company's current information and expectations. There can be no assurance the forward-looking statements, including, without limitation, the company’s results for the fourth quarter of 2011 and any contemplated refinancing, will be achieved, nor that any refinancing, if consummated, will be on terms favorable to the company. Actual results may differ materially due to the risk factors listed from time to time in the company's SEC reports including, but not limited to, those discussed in the company's Form 10-Q for the quarter ended September 30, 2011 in Item 1a under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995)." All such risk factors are incorporated herein by reference as though set forth in full. The company undertakes no obligation to update any forward-looking statement.

Copyright © 2012 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

Contact:
Drew A. Moyer
Senior Vice President, Chief Financial Officer
858-674-8268